Exhibit 16

June 4, 2013

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: HUAYUE ELECTRONICS, INC. - SEC File No.  0-54205

Ladies and Gentlemen:

We have read the statements of HUAYUE ELECTRONICS, INC. in Item 4.01 on Form 8-K to be filed on or about June 5, 2013 and are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ GZTY CPA GROUP, LLC

Certified Public Accountants
Metuchen, New Jersey